Exhibit 99

Laserscope(R)                                              FOR IMMEDIATE RELEASE

At Laserscope:                                    At FRB|Weber Shandwick:
Eric Reuter, President & CEO                      Scott Malchow, Analyst Contact
Dennis LaLumandiere, CFO                          Linda Chien, General Inquiries
          (408) 943-0636                                          (310) 407-6555

                  LASERSCOPE REPORTS FIRST QUARTER 2003 RESULTS
                     Revenues Up 32% Over First Quarter 2002
          Strong PVP Product Sales and Growing Backlog of Laser Systems

SAN JOSE, Calif. (April 24, 2003) - Laserscope (Nasdaq: LSCP), a pioneer in the development and commercialization of medical lasers and advanced fiber-optic devices, today reported that revenues for its first quarter ended March 31, 2003, increased 32% to $12.5 million from $9.4 million in the first quarter a year ago. Sequentially, revenues declined slightly from $12.7 million for the quarter ended December 31, 2002. Net income was $135,000, or $0.01 per share, compared with a net loss of $47,000, or break-even per share, in the same period of 2002 and net income of $50,000, or break-even per share, for the fourth quarter of 2002.

"Demand for our products continues to increase in both the urology and aesthetic markets," said Eric Reuter, Laserscope's President and CEO. "There is a growing number of urologists and hospital administrators that understand Laserscope's approach to treating benign prostatic hyperplasia (BPH). This recognition is fueling the rapid adoption of the Photo-Selective Vaporization of the Prostate (PVP(TM)) procedure and driving sales of our PVP laser systems and disposable fiber-optic devices. During the quarter, we shipped six PVP laser systems and over 1,400 fibers. More impressive is our backlog, which ended the quarter with twenty PVP laser systems. These results support our belief that with its unparalleled clinical outcomes and lower cost of overall patient care, the PVP procedure will ultimately replace the trans-urethral resection of the prostate
(TURP) as the 'gold standard' treatment."

"Our aesthetics business remains strong as well," continued Reuter. "Domestic aesthetics revenues grew 33% over the first quarter of 2002, driven by our alliance with McKesson Medical and the increasing demand for the wide range of aesthetic procedures that can be performed using Laserscope equipment."

Gross margin was approximately 50%, a slight increase compared with approximately 49% for last year's first quarter. Sequentially, the gross margin declined marginally due to changes in product mix. Selling, general and administrative expenses increased as a result of greater direct selling and marketing expenses. Legal expenses did not contribute materially to our expenses during the quarter. Legal proceedings arise out of the Company's ordinary course of business and Laserscope expects legal costs will fluctuate from quarter to quarter based on the level of activity.

The Company's cash position increased to $4.8 million at March 31, 2003 from $4.7 million at the end of 2002. For the next several quarters, Laserscope expects to continue to fund growth of its urology business with cash flow generated from its aesthetics business and from sales of the PVP laser systems and fiber-optic devices.

American Urology Association Meeting Activities

As the Company has previously announced, the early results from the multi-site clinical study, which finished the treatment phase late last year, reinforced the long-term findings of the single-site, 55-patient Mayo Clinic study. The multi-site study consisted of 145 patients at six separate sites with the goals of validating previous results, improving training protocols and demonstrating the successful proliferation of the PVP procedure to many physicians. Some of the specific clinical data from the 2002 multi-site study will be presented at this year's American Urology Association (AUA) meeting being held in Chicago from April 27 to April 30, 2003. On April 29, a moderated poster session entitled "BPH - Surgical Therapy and New Technology" will include a presentation concerning the use of PVP to treat enlarged prostates. Also on that day, Dr. Reza Malek will present five-year data from the initial Mayo study of PVP. Finally, on April 30, the overall results of the Company's multi-site study will be presented in a podium session.

Laserscope will be exhibiting at the AUA meeting and will also use the forum of the meeting to unveil a new name and marketing campaign for its PVP laser system. "We feel that the name Niagara PV, does not fully represent the essence and capability of our laser system. The new name for the product will add the brand recognition that we believe will ultimately promote stronger consumer awareness of the product. In time, patient demand for the PVP procedure, in conjunction with the increasing support from the urology community, is expected to drive our long-term revenue growth as more and more patients learn about the benefits of the procedure and ask for it by name. We have selected a name that differentiates the procedure from others in the market, is easy to remember and allows us the flexibility to extend this technology into other applications," said Reuter.

Update on Industry and Outlook

In Laserscope's discussion of fourth quarter 2002 results, the Company commented that it was experiencing a shortage of some critical components that would likely impact its ability to ship PVP lasers in the first quarter of 2003. "While we made progress on this issue during the first quarter, we are continuing to work with our existing suppliers and have qualified some new suppliers to overcome the shortages," said Reuter. "We completed and shipped six PVP lasers during the quarter, and as mentioned earlier, we built a backlog of twenty units. We expect a resolution to this issue soon, leading to full production capabilities during the late second or early third quarter of this year."

The Company also reported that it expected a seasonal decline in fiber-optic shipments early during the first quarter but that it would recover later during the quarter. Fiber-optic sales declined during the quarter from 1,660 in the fourth quarter of 2002 to 1,406 during the first quarter 2003. "Due to the increase in the installed base, and the momentum recovery we began to experience during the quarter, we expect fiber-optic sales to begin to show growth again during the second quarter," said Reuter.

The Company also discussed previously that significant reductions to reimbursement for virtually all treatments of BPH are currently being implemented by the Centers for Medicare and Medicaid Services (CMS). While these reductions are beginning to have a short-term negative impact on the rapid growth in sales of Laserscope's BPH treatment products, the Company's management believes that in the long-term, the superior clinical outcomes will prove it to be the standard of care.

"Our strategy is to continue to work with luminaries and individuals in the AUA to develop compelling data supporting the fact that the overall cost to healthcare delivery will be greatly reduced over time with the adoption of PVP as a replacement for TURP," Reuter stated. "We believe that the support of the AUA and the validation of the economics will be critical for the CMS to consider higher reimbursement for the procedure. We are also diligently working to enlist the support of our growing base of PVP users in this endeavor."

2003 Guidance

The Company reiterates the following guidance for 2003:

o Laserscope expects that overall laser sales will increase due to continued growth in PVP products. The Company anticipates that it will sell approximately 7,500 PVP fiber-optic devices during the year, with second quarter sales of these products higher than the first quarter's. Additionally, Laserscope believes that sales of aesthetic products will grow moderately in all markets. The Company expects that aggregate revenues for the year will exceed $50 million.

o Gross margin, as a percentage of 2003 revenues, is expected to be 50% to 54%.

o The Company expects research and development expenses during 2003 to be approximately 8% of net revenues, but may vary from quarter to quarter.

o Selling, general and administrative expenses, as a percentage of net revenues, are expected to be marginally lower than the 2002 level of 41%, but remain relatively high in absolute terms in conjunction with continuing investment in educational and training support and marketing programs for the PVP products.

o Overall for the year, the Company expects net income between $0.10 and $0.15 per share, with the majority of earnings growth generated in the latter part of the year.

Management Conference Call

Management of Laserscope will hold a conference call on Thursday, April 24, 2003, at 8:00 am PDT / 11:00am EDT to discuss the quarter results. To listen to the call, please dial 800-366-7640 (303-262-2190 for international callers) at least five minutes prior to the start time.

Investors will have the opportunity to listen to the conference call live on the Internet through Laserscope's Web site at www.laserscope.com or CCBN's CompanyBoardroom at www.companyboardroom.com. Investors should go to the Web site a few minutes early, as it may be necessary to download audio software to hear the conference call.

A replay of the call will be available through May 1, 2003, by dialing 800-405-2236 (303-590-3000 for international callers), passcode 535895. A replay of the webcast will be available at CCBN's CompanyBoardroom through May 24, 2003.

Additional information on Laserscope including an archive of corporate press releases is also available on the Company's Web site.

About Laserscope

Laserscope designs, manufactures, sells and services on a worldwide basis an advanced line of medical laser systems and related energy delivery devices for the office, outpatient surgical center, and hospital markets. More information about Laserscope can be found on the Company's web site at www.laserscope.com.

Except for historical information presented, the matters discussed in this announcement may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks are detailed from time to time in the Company's public disclosure filings with the U.S. Securities and Exchange Commission (SEC). Copies of Laserscope's public disclosure filings with the SEC, including the most recent Annual Report on Form10-K and the most recent forms 10-Q are available upon request from its Investor Relations Department.

                               -Tables to Follow -

                                   Laserscope
                              Niagara(TM) Fiber Sales
                                      2002

                                   Total               Q1                Q1
                                   2002               2002              2003
                                   ----               ----              ----
U.S. Hospitals &  Clinics          1,070                50               466
U.S. Mobile Service Providers      1,950                70               775
International Customers              430                 0               165
                                   -----               ---             -----
     Total                         3,450               120             1,406
                                   =====               ===             =====

                          LASERSCOPE FINANCIAL SUMMARY
                                   (Unaudited)

Condensed Consolidated Statements of Operations
                                                         Three Months Ended
                                                              March 31,
(thousands except per share amounts)                     2003           2002
--------------------------------------------------------------------------------
Net revenues ......................................   $12,456         $ 9,420
Cost of sales .....................................     6,191           4,799
                                                      -------         -------
Gross margin ......................................     6,265           4,621

Operating expenses:
     Research and development .....................     1,008           1,016
     Selling, general and administrative ..........     5,064           3,547
                                                      -------         -------
                                                        6,072           4,563

Operating income ..................................       193              58
Interest and other income (expense), net ..........       (36)            (90)
                                                      -------         -------
Income (loss) before income taxes .................       157             (32)
Provision for income taxes ........................        22              15
                                                      -------         -------
Net income (loss) .................................   $   135         $   (47)
                                                      =======         =======
Basic and diluted net income (loss) per share .....   $  0.01         $ (0.00)
                                                      =======         =======
Shares used in basic per share calculations .......    16,899          16,155
                                                      =======         =======
Shares used in diluted per share calculations .....    18,858          16,155
                                                      =======         =======

Condensed Consolidated Balance Sheets

                                                     March 31,      December 31,
(thousands)                                            2003            2002
--------------------------------------------------------------------------------
Assets
Current assets:
     Cash & cash equivalents ......................   $ 4,754         $ 4,661
     Accounts receivable, net .....................    10,963          10,287
     Inventories ..................................    10,281          10,445
     Prepayments and other current assets .........       806           1,027
                                                      -------         -------
              Total current assets ................    26,804          26,420

Property and equipment, net .......................     1,631           1,808
Other assets ......................................       901             935
                                                      -------         -------
              Total assets ........................   $29,336         $29,163
                                                      =======         =======
Liabilities and Shareholders' Equity
Current liabilities ...............................   $10,737         $10,768
Convertible subordinated debentures ...............     2,769           2,853
Obligations under capital leases ..................        46              60
Shareholders' equity ..............................    15,784          15,482
                                                      -------         -------
Total liabilities and shareholders' equity ........   $29,336         $29,163
                                                      =======         =======